Exhibit 99.B.(j)1.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of SM&R Investments, Inc. and to the use of our report dated September 16, 2005 on the financial statements and financial highlights of SM&R Alger Technology Fund, SM&R Alger Aggressive Growth Fund, SM&R Alger Small-Cap Fund, SM&R Alger Growth Fund, SM&R Growth Fund, SM&R Equity Income Fund, SM&R Balanced Fund, SM&R Government Bond Fund, SM&R Tax Free Fund, SM&R Primary Fund, SM&R Money Market Fund, each a series of shares of SM&R Investments, Inc.   Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 29, 2006